Exhibit 99.1

Terra Nova Financial Group, Inc. Announces 1-for-10 Reverse Stock Split

Chicago, IL - May 24, 2007 - Terra Nova Financial Group, Inc. (OTCBB: TNVF.OB), a leading financial services company specializing in trading and brokerage services, announced that its Board of Directors unanimously approved yesterday a 1-for-10 reverse stock split of the company's outstanding common stock and an amendment to the Company's amended and restated articles of incorporation to reduce the number of authorized shares to 150 million, subject to obtaining shareholder approval. To become effective, the reverse stock split must be approved by at least two-thirds of the shares of common stock outstanding, which will be sought by means of a written consent from shareholders of record on June 15, 2007.

"The Board approved the measure with the intent that it will encourage investor interest and improve the marketability of the Company's common stock to a broader range of investors." said Bernay Box, Chairman of the Board. The Company's common stock would continue to trade on the OTC Bulletin Board on a split-adjusted basis.

Under the terms of the reverse stock split, each 10 shares of issued and outstanding common stock will be combined into and become one share of common stock. No fractional shares will be issued. Instead, any fractional shares remaining as a result of the reverse stock split will be rounded upwards to the nearest whole share.

Subject to approval of the reverse stock split, the number of the company's authorized shares of common stock will also be reduced from 800 million to 150 million, without any change in the par value of $0.01 per share. The shares issuable to holders of any outstanding series of convertible preferred stock or convertible notes upon conversion, or to holders of outstanding options or warrants upon exercise, will be adjusted proportionately to reflect the reverse stock split. In addition, the number of shares authorized for issuance under the Company's equity compensation plans will be proportionately reduced if the reverse stock split is approved by shareholders.

If approved by shareholders, the reverse stock split and reduction to the number of authorized shares would become effective upon final approval by the Board of Directors and filing of an amendment to the Company's Amended and Restated Articles of Incorporation.

About Terra Nova Financial Group, Inc.

Terra Nova Financial Group, Inc. operates through two wholly-owned subsidiaries, Terra Nova Financial, LLC (member NASD, NFA, SIPC, NYSE Arca Equities, NYSE/Arca Options, ISE, BOX, NSX, BSE and CHX) and RushGroup Technologies, Inc.

Terra Nova Financial, LLC is a full-service self-clearing agency broker-dealer and futures commission merchant offering to brokers, institutions and individuals a broad suite of trading products including domestic equities, options, exchange-traded funds ("ETFs"), commodity futures and options, fixed income securities, mutual funds and foreign exchange. Terra Nova Financial provides market access, order execution, superior customer support and comprehensive clearing services to professional traders and investors.

Terra Nova, through RushGroup, offers innovative proprietary trading platforms for active, professional and institutional traders, with advanced order routing technology and desktop customization capabilities that provide the client with the best trading tools possible.

Terra Nova is headquartered in Chicago with a sales presence in New York and San Francisco.

All statements in this presentation that are not historical are forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. Such forward-looking statements may be identified by words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "strategy," or similar statements. Statements reflect the Company's current views concerning future events and are subject to risks and uncertainties. These statements are based upon assumptions and assessments made by our management in light of their experience and perception of historical trends, current conditions, expected future developments and other factors our management believes appropriate. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in these forward-looking statements, including, without limitation, our ability to achieve or maintain profitable operations and to maintain sufficient cash to operate our business and meet our liquidity requirements; our ability to obtain financing, if required, on terms acceptable to us, if at all; the success of our research and development; competitive developments affecting our current products; our ability to successfully attract strategic partners and to market both new and existing products; exposure to lawsuits and regulatory proceedings; our ability to protect our intellectual property; governmental laws and regulations affecting operations; our ability to identify and complete diversification opportunities; the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items; and other factors detailed from time to time in our filing with the Securities and Exchange Commission. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

For more information about Terra Nova's brokerage and clearing services, please visit www.terranovafinancial.com. For more information about Terra Nova's technology offering, please visit www.rushgroup.com.

Investor Relations: Brooke Hoffmann, 1-312-827-3602
Media Contact: Christopher Hartman, 1-312-827-3695